Exhibit 99.1

Barry M. Goldwater Jr. Named as Director to SKYE International Board of Directors

July 12, 2006 10:44 AM US Mountain Timezone
CHANDLER, Ariz.--(BUSINESS WIRE)--July 12, 2006--SKYE International Inc. (Pink Sheets: SKYY) today announced that Barry M. Goldwater Jr. has been named as director for the company which manufactures premium home appliances, including the FORTIS(TM) line of patented, high-performance tankless electric water heaters.

According to Thomas Kreitzer, president of SKYE International, Goldwater brings a high profile and important dynamic to the company with his experience as a member of the United States Congress and his many accomplishments in the private sector.

"Barry Goldwater brings a wealth of knowledge and experience to SKYE International. He has a keen understanding of regulatory and environmental issues, as well as extensive background in business leadership," Kreitzer said.

According to Kreitzer, Goldwater's confidence in SKYE and his commitment to the company's success are very important. His position as a director elevates the company's profile and underscores management's commitment to be an environmental leader in the industry.

"SKYE International is truly a 'Green Company' committed to preserving natural resources by reducing the cost of heating water in homes," said Kreitzer. "Barry Goldwater is a champion for environmental issues, and his leadership and experience will be a great benefit to SKYE," he said.

Son of the late U.S. Senator Barry Goldwater, Goldwater Jr. graduated from Arizona State University with a degree in marketing and management. He became a stockbroker and partner with what is now Los Angeles-based Wedbush Securities. He served for 14 years in the U.S. House of Representatives pioneering energy policy and legislation. Since leaving Congress he has held executive positions in finance and management.

According to Goldwater, SKYE is charted to become an industry leader with the introduction of the FORTIS(TM) line of tankless electric water heaters.

"The introduction of FORTIS(TM) to the marketplace means that American families can enjoy endless hot water while saving energy with this ultra-efficient appliance," said Goldwater. "The FORTIS(TM) line sets a new industry standard and I am proud to be part of an innovative company that is committed to saving natural resources," Goldwater said.

According to Kreitzer, water heaters were considered a necessary, but often overlooked appliance. Now, as consumers become more knowledgeable and aware of specific features and benefits, he expects consumers will exercise brand preference in the water heater category and ask for the SKYE brand from their homebuilder or contractor.

Kreitzer said the FORTIS(TM) line will be available to consumers this fall as the manufacturing process began following the announcement of SKYE's first purchase order with Florida-based Jabil Circuit Inc. (NYSE: JBL). Jabil will initially manufacture the FORTIS(TM) line in their 190,000-square-foot Tempe, Ariz., facility.

Tankless electric water heaters have been popular in Europe and Asia, and demand in the U.S. market is forecasted to be substantial because of the many advantages of tankless water heaters. There are more than 10 million water heaters replaced every year in North America, and millions more are installed in the new homes constructed each year in the United States. The market is enormous and ready to move away from old technology to a better, advanced and more efficient water heating process.

About SKYE

SKYE International Inc. designs innovative consumer appliances and products with leading edge technology and unparalleled functionality. SKYE's mission is to provide North American homes with better choices for everyday living by creating useful, multigenerational lifestyle products delivering reliability, innovation, functionality and ecological responsibility.

For more information call 877-888-SKYE or visit www.skye-betterliving.com

Safe Harbor

This release includes forward-looking statements that can generally be identified by phrases such as SKYE or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risks and uncertainties include, but are not limited to: general economic conditions and conditions in the markets we address; the substantial losses the company has incurred to date; demand for and market acceptance of new products; successful development of new products; the timing of new product introductions and product quality; the company's ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mark Stanton, (602) 799-2401